Exhibit 99.1

Big Cat Energy Corporation and High Plains Gas Inc. Announces Signing of Sales Purchase Agreement for Strategic Investment

Gillette, Wyoming (December 9, 2010) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB) and High Plains Gas Inc. (“High Plains”) (NXPN: OTCBB) are pleased to announce the execution of a definitive Sales Purchase Agreement (“Agreement”) for a strategic investment by High Plains into Big Cat Energy valued at $600,000.

“This strategic investment solidifies our support for Big Cat and their innovative and environmentally friendly water handling technology for coal bed methane production,” said Mark Hettinger, Chairman of High Plains.  "On-going water handling costs and environmental exposure are both vitally important issues facing the coal bed methane sector today.  We look forward to working closely with Big Cat to review our entire coal bed methane portfolio to determine where the ARID technology will provide us with the earliest and greatest economic advantage."

The ARID® Aquifer Recharge Injection System and Service is an ingenious and cost-effective solution for coal bed methane (CBM) produced water handling with many advantages for well operators and land owners including;

–	dramatically reduced time required for new CBM well permitting
–	available for use in areas requiring the strictest environmental controls
–	significantly shortened time for overall CBM well completion and production
–	total elimination of CBM produced water storage costs
–	total elimination or dramatic reduction of ongoing CBM water treatment costs
–	zero down-time due to cold weather water freezing
–	lower well maintenance costs
–	recharges existing water aquifers with water of the same or better quality for future use
–	eliminates post production land reclamation costs

“High Plains’ belief and financial investment in Big Cat and its ARID technology validates the results we proved in the field during successful pilot projects," commented Tim Barritt, CEO and President of Big Cat. "We are excited to seize this opportunity to provide High Plains with the ARID technology solution for coal bed methane water handling and help them achieve maximum value for their significant investment."

The Agreement provides for High Plains to acquire 20,000,000 restricted shares of Big Cat common stock with share purchase warrants to acquire an additional 10,000,000 restricted shares, exercisable for $0.15 per share. The purchase price of $600,000 consists of a combination of $200,000 cash and 369,590 restricted shares of High Plains valued at $400,000 Exercise of the warrants to receive common shares would result in a potential additional $1,500,000 investment by High Plains.  On closing of this transaction, Big Cat will also nominate Mark Hettinger, President of High Plains, to the Company's Board of Directors. Additionally, the Agreement requires Big Cat to register the shares and the shares underlying the warrants with the SEC.

About High Plains Gas

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin.  Through it’s wholly-owned subsidiary CEP – M Purchase LLC, the Company owns the former Marathon “North & South Fairway” assets.  These assets consist of 1,614 Coal Bed Methane wells with associated flow lines and over 155, 000 net acres. This combined with the company’s existing 92 natural gas wells gives the company a strong foundation in the natural gas industry. High Plains Gas will pursue expansion opportunities for the profitable production and transmission of natural gas. High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.

High Plains Contact
High Plains Gas, Inc.
P.O. Box 1564
Gillette, WY 82717
(307) 686-5030
Email: ir@highplainsgas.com
www.highplainsgas.com
Investor Relations: (954)533-8954

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Big Cat Energy Investor Relations
Tel: (877) 912-2283
Email: investor@bigcatenergy.com
Corporate Web: www.bigcatenergy.com
Investor Web: www.livecallir.com

Forward-Looking Statements

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange Commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.